SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2005

VERITAS Software Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-26247	77-0507675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, California	94043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 527-8000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 24, 2005, VERITAS Software International Holding Limited, as Borrower (the “Borrower”), and Bank of America, N.A., as Lender (the “Lender”), entered into a $500 million Non-Revolving 364-Day Credit Agreement (the “Credit Agreement”), which when drawn will be denominated in Euro based equivalent. VERITAS Operating Corporation, VERITAS Software Corporation (“VERITAS”), VERITAS Software Technology Corporation and VERITAS Software Investment Corporation (collectively, the “Guarantors”) have entered into a guaranty in favor of the Lender guaranteeing all of the obligations of the Borrower under the Credit Agreement. The proceeds of the loans under the Credit Agreement shall be used solely to purchase shares of VERITAS Software Holdings Limited from VERITAS Operating Corporation. The purchase of the shares is intended to effect a cash distribution of foreign earnings to VERITAS Operating Corporation under the American Jobs Creation Act of 2004.

The Credit Agreement provides for up to $500 million of loans and is secured by a pledge of all shares of VERITAS Software Holdings Limited. The loans under the Credit Agreement will bear interest at a rate equal to LIBOR plus a specified margin. A default rate shall apply on all obligations in the event of a default at a rate of 2% per annum above the applicable interest rate. In addition, the Borrower shall pay an upfront fee of $300,000 on the closing date of the Credit Agreement, which is expected to be on or about June 29, 2005 (the “Closing Date”).

The Credit Agreement will terminate and all amounts thereunder shall be due and payable on June 23, 2006, which date may be extended for another 364 days upon the approval of both the Borrower and the Lender. The Borrower may reduce the commitment and may prepay the Credit Agreement at whole or in part at any time without penalty, subject to reimbursement of Lender’s breakage and redeployment costs in the case of prepayment of LIBOR borrowings. In addition, upon the consummation of the pending merger of VERITAS with Symantec Corporation (“Symantec”), currently anticipated to be July 2, 2005, the Borrower shall be required to prepay all amounts outstanding under the Credit Agreement within 10 business days, together with accrued interest and any other amounts owing thereunder.

Pursuant to the financial covenants in the Credit Agreement, VERITAS must maintain at all times (i) a consolidated tangible net worth of at least $1.7 billion and (ii) a consolidated quick ratio (defined as the ratio of the aggregate value of (a) all accounts receivable and (b) cash and cash equivalents for the Guarantors on a combined basis, not subject to any lien, to the consolidated current liabilities of VERITAS and its subsidiaries) of at least 1.25 to 1. In addition, the Credit Agreement contains other customary restrictive covenants as well as certain customary events of default.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

ITEM 8.01. OTHER EVENTS.

On June 24, 2005, VERITAS Software Corporation held a special meeting of stockholders in connection with its planned merger with Symantec Corporation. At the special meeting, the stockholders approved the Agreement and Plan of Reorganization, dated December 15, 2004, by and among Symantec, Carmel Acquisition Corp., a wholly owned subsidiary of Symantec, and VERITAS. VERITAS currently expects that the merger will close on July 2, 2005 if all closing conditions to effect the merger have been satisfied or waived on or before July 1, 2005.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITAS Software Corporation

/s/Edwin Gillis

Edwin Gillis
Date: June 30, 2005	Executive Vice President and Chief Financial Officer